Exhibit 99.1 Press Release For Immediate Release

Beazer Homes and Crossmann Communities Announce
Completion of Merger

Atlanta, Georgia, April 17, 2002—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) and Crossmann Communities, Inc. (Nasdaq: CROS) (www.croscom.com) announced today that the stockholders of Beazer and Crossmann approved the merger of Crossmann with and into a wholly-owned subsidiary of Beazer, and the merger became effective.

Under the terms of the merger agreement, dated as of January 29, 2002, based on the average closing price of Beazer common stock of $78.56 for the 15 consecutive trading days ended on, and including, April 11, 2002, Crossmann stockholders who did not elect to receive the merger consideration in all cash or all stock will receive the base merger consideration consisting of a combination of $17.60 in cash and 0.3544 shares of Beazer common stock for each share of Crossmann common stock. Crossmann stockholders who elected to receive the merger consideration in all cash will receive $45.44 in exchange for each share of Crossmann common stock. Because both the total amount of cash and the total number of shares of Beazer common stock were fixed, the merger consideration payable to Crossmann stockholders who elected to receive all stock was prorated. As a result of proration, such Crossmann stockholders who elected to receive the merger consideration in all stock will receive a combination of $15.47 in cash and 0.3815 shares of Beazer common stock in exchange for each share of Crossmann common stock, provided that this proration is subject to recalculation if shareholders forfeit their election by not timely completing the delivery of their share certificates pursuant to the guaranteed delivery procedure set forth in the election notice.

The aggregate merger consideration paid by Beazer consisted of approximately 3.9 million shares of Beazer common stock and $191.6 million in cash. In addition, Beazer repaid approximately $125 million of Crossmann debt in the merger. The cash portion of the merger consideration and the repayment of Crossmann debt upon the merger were funded through borrowings under Beazer's $350 million 8 3/8% Senior Notes due 2012 issued in a Rule 144A private placement which closed today.

Exchange instructions and letters of transmittal will be mailed shortly to all Crossmann stockholders who did not make an election to receive all Beazer common stock or all cash.

Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, "We are extremely pleased to announce the closing of our highly complementary combination with Crossmann Communities, Inc. We believe that this combination represents an excellent strategic fit for both companies, each a leading homebuilder serving the first-time homebuyer segment of the market. For Beazer, the combination represents an expansion of our geographic reach into a new region, the Midwest United States and strengthens our leading position in our southeast markets, while significantly increasing our equity base, market capitalization and liquidity."

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Florida, Georgia, Maryland, Nevada, New Jersey, North Carolina, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Crossmann Communities, Inc. is based in Indianapolis, Indiana and is a leading regional builder of single-family homes in Indiana, Ohio, Kentucky, Tennessee, North Carolina, and South Carolina.

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2001.

The Senior Notes referenced in this Press Release have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Senior Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.